Exhibit 99.1

Dendreon’s Phase 3 D9901 Trial Shows Provenge Extends Survival in Patients

with Advanced Prostate Cancer

— Final Three-Year Survival Analysis Shows Statistical Significance in Favor of Provenge in

Overall Intent-to-Treat Population —

— Data to be Submitted for Presentation and Publication —

SEATTLE, Wash., October 28, 2004 – Dendreon Corporation (Nasdaq: DNDN) today announced that the data from the final three-year follow-up of its completed first Phase 3 study (D9901) of Provenge®, the Company’s investigational immunotherapy for the treatment of prostate cancer, showed a statistically significant survival benefit in patients with advanced prostate cancer who were treated with Provenge. Prostate cancer is the number one non-skin cancer in the United States and the third most common cancer worldwide.

The pre-specified 36-month final survival analysis of the double-blind, placebo-controlled study of Provenge in 127 patients with asymptomatic, metastatic, androgen-independent prostate cancer showed a statistically significant survival benefit in the overall intent-to-treat patient population, defined as all patients randomized in the study regardless of their Gleason score.

This survival benefit is greater than that observed with any type of treatment in any published Phase 3 study in late-stage prostate cancer. In addition, at the 36-month final follow up, the percentage of patients alive in the Provenge-treated group is substantially greater than the percentage of patients who received placebo.

The final survival data also showed a statistically significant survival benefit in the group of patients with Gleason scores of seven and less. The study’s principal investigators plan to submit the complete survival data from this trial for presentation at an upcoming scientific meeting and for publication in a peer reviewed medical journal.

In the D9901 study, Provenge was well tolerated with the most common adverse events reported being fever and chills lasting for one to two days.

Provenge is being further evaluated in an ongoing, pivotal Phase 3 trial (D9902B) under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration. Provenge also has Fast Track designation. The double-blind, placebo-controlled trial is enrolling patients at leading cancer centers around the country. To learn more about the trial, go to www.dendreon.com.

More than one million men in the United States have prostate cancer, with an estimated 220,000 new cases of prostate cancer diagnosed each year. More than 30,000 men die each year of the disease.

Conference Call

The company will be hosting a conference call today at 5:30 a.m. Pacific Time; 8:30 a.m. Eastern Time. To participate in this conference call, please call 888-889-6344 (domestic) or +1 210-883-9202 (international); Passcode: Dendreon. A replay of the call will be available for 30 days by phone at 866-367-5567 (domestic) or +1 203-369-0227 (international). In addition, this call is being webcast and can be accessed via the Newsroom/Event Calendar section of Dendreon’s website at www.dendreon.com.

About Provenge

Provenge is designed to stimulate a patient’s immune system against prostate cancer. It is developed through Dendreon’s proprietary Antigen Delivery Cassette™ technology, which utilizes a recombinant form of an antigen found in 95 percent of prostate cancers, prostatic acid phosphatase (PAP).

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of Provenge to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for Provenge will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for Provenge or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of Provenge, dependence on the efforts of third parties, including collaborators, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

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Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500